Exhibit (a)(5)(N)

OpenText Buys Zix Corporation

Waterloo, ON – December 23, 2021 - OpenText™ (NASDAQ: OTEX), (TSX: OTEX) today announced that it has completed the closing of the previously announced acquisition of Zix Corporation (NASDAQ: ZIXI) (“Zix”), a leader in SaaS-based email encryption, threat protection and compliance cloud solutions for Small and Medium-sized Businesses (SMBs).

“I would like to welcome Zix customers, partners, and employees to OpenText. Combined, we will be able to provide our customers a powerhouse SMB platform for data protection, threat management, email security and compliance solutions,” said OpenText CEO & CTO Mark J. Barrenechea. “Zix meaningfully expands our distribution capabilities with MSP partners, enhances our SMB offering and deepens our go-to-market relationship with Microsoft.”

Barrenechea further added, “OpenText is committed to winning Information Management in both the Enterprise and SMB markets. We are targeting for Zix to be on our operating model within 12-18 months and as previously highlighted, once integrated, we expect Zix to be accretive to organic growth and margin dollars.”

Preliminary Financial Overview

OpenText expects no material revenue or operating expenses from Zix over the holiday season between December 23rd and 31st, within the current quarter (Fiscal 2022 Q2). Further financial projections from OpenText, as well as updated target models, will be provided when the company reports its second quarter Fiscal 2022 financial & business results.(1)

Terms of the Acquisition

•

The tender offer for all outstanding Zix common stock (including shares of common stock issued upon conversion of Zix’s Series A Preferred Stock) for $8.50 per share in cash is now complete and Zix is now a wholly-owned subsidiary of OpenText

•	Total purchase price of approximately $860 million, inclusive of Zix’s cash and debt

•	The total purchase price is approximately 3.5x TTM (Trailing Twelve Months) Zix GAAP revenues (as of September 30, 2021)

•	Zix Reported Annual Recurring Revenues (ARR) of 90%

•	Accretive and expected to be on the OpenText operating model within 12-18 months

•	Funded with OpenText’s existing cash on hand

(1)

Upon closing, Zix’s resell business will be reported on a “net” basis to conform to OpenText’s revenue recognition policies. The net basis recognition will result in Zix’s immediate conformance to OpenText Gross Margin Model.

About OpenText

OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, powered by OpenText Cloud Editions. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements regarding OpenText’s plans, objectives, expectations and intentions relating to the acquisition, the acquisition’s expected contribution to OpenText’s results, financing and closing of the acquisition, as well as the expected timing and benefits of the acquisition, impact on future financial performance including in respect of annual recurring revenues, cloud growth, adjusted EBITDA, cash flows and earnings, may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which OpenText operates, as well as the impact of the ongoing COVID-19 pandemic. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText’s assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors, which could occur, see OpenText’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Copyright © 2021 OpenText. All Rights Reserved. Trademarks owned by OpenText. One or more patents may cover this product(s). For more information, please visit https://www.opentext.com/patents.

Note: All dollar amounts in this press release are in US dollars unless otherwise indicated.

OTEX-MNA

Further information, please contact:

Harry E. Blount

Senior Vice President, Investor Relations

Open Text Corporation

415-963-0825

investors@opentext.com